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Exhibit 3.1

RESTATED
ARTICLES OF INCORPORATION

of

SPY OPTIC, INC.

        Mark Simo, Brian Simo and Stephen Luckham certify that:

        1.     They constitute all of the directors of Spy Optic, Inc., a California corporation.

        2.     The articles of incorporation of this corporation are amended and restated to read as follows:

I.

        The name of this corporation is SPY OPTIC, INC.

II.

        The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III.

        The name and address in the State of California of this corporation's initial agent for service of process is:

        Mark Simo
        2081 Las Palmas
        Carlsbad, California 92009

IV.

        This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is one hundred million (100,000,000) shares.

V.

        The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

VI.

        This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the corporation and its stockholders in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, to the fullest extent such indemnification may be authorized hereby, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code. The corporation is further authorized to provide insurance for agents as set forth in Section 317 of the California Corporations Code, provided that in cases where the corporation owns all or a portion of the shares of the company issuing the insurance policy, one of the two sets of conditions set forth in Section 317 is met.

VII.

        Any repeal or modification of the foregoing provisions of Articles V and VI by the shareholders of the corporation shall not adversely affect any right or protection of a director or agent of the corporation existing at the time of such repeal or modification.

        3.     No shares have been issued.

        We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

        Dated: June 27, 1994

/s/ MARK SIMO Mark Simo, Director
/s/ BRIAN SIMO Brian Simo, Director
/s/ STEPHEN LUCKHAM Stephen Luckham, Director

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  Exhibit 3.1
RESTATED ARTICLES OF INCORPORATION of SPY OPTIC, INC.
I.
II.
III.
IV.
V.
VI.
VII.